EXHIBIT 21


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                                   SUBSIDIARIES


1) RD&G, LLC, a Colorado limited liability company.

2) River Graphics, Inc., a Colorado corporation.

3) River Designs, Inc., a Colorado corporation.


     Each subsidiary does business under the name in which it was incorporated.